KIRKLAND’S, INC.

Stock Ownership and Retention Guidelines for Executive Officers and Directors

1.	Purpose and Oversight. These guidelines are designed to assist in focusing executives and non-employee directors (“Non-Employee Directors”) on the long-term success of Kirkland’s, Inc. (the “Company”) and on shareholder value by requiring them to hold Company common stock (“Common Stock”) over the long term. The Compensation Committee (“Committee”) is responsible for monitoring compliance with these guidelines on an annual basis.

2.	Executives/Directors subject to the Guidelines. These guidelines apply to the Company’s Non-Employee Directors, the Chief Executive Officer, and any other Company officers with the title of “Vice President” or higher.

3.	Stock Ownership Guidelines.

Title	Multiple of Base Salary
Chief Executive Officer Executive Vice President Other Officers	3x base salary 2x base salary 1x base salary

Non-Employee Directors 4x Annual Board Cash Retainer ($30k X 4)

Executives and Non-Employee Directors are expected to meet the applicable guideline no more than five years after first becoming subject to it.

4.	Shares of Common Stock that count toward meeting the stock ownership guidelines:

a.	Shares owned outright, directly or indirectly

b.	Restricted stock or restricted stock units less the amount of any statutorily required tax withholding (both vested and unvested)

c.	Shares held in any 401(k) Plan or similar plan maintained by the Company

d.	The intrinsic value of the shares (the excess of the current stock price over the options exercise price) of vested stock options (but not unvested stock options) less the amount of any statutorily required tax withholding

5.	Stock Retention Guidelines. Until such time as an officer or Non-Employee Director reaches his or her target multiple, he or she will be required to hold 50% of the shares of Common Stock received upon lapse of the restrictions upon restricted stock, upon the vesting of performance shares, and upon exercise of stock options (net of any shares utilized to pay withholding taxes or the exercise price of stock options).

6.	Administration. These guidelines shall be administered by the Compensation Committee of the Board of Directors. The Committee also shall have the discretion to submit for approval by the Board of Directors any amendments or modifications to these guidelines. The Board of Directors may, at any time, amend or modify these guidelines in whole or in part. Proof of ownership levels shall be required by executives and Non-Employee Directors annually on May 31 and at such time as sales of any shares of Company stock are planned.

These guidelines are effective June 1, 2016.